Exhibit 10.29

March 5, 2021

Shyam Kambeyanda

420 National Business Parkway

5th Floor

Annapolis Junction, MD 20701

Re: Retention Agreement

Dear Shyam:

In light of the strategic decision Colfax Corporation (“Colfax”) has made to separate its ESAB and DJO businesses into two independent, publicly-traded companies (the “Transaction”), Colfax considers your continued services to be essential to protecting and enhancing the best interests of Colfax and its stockholders. For this reason Colfax would like to extend the following offer to you, in order to encourage your continued employment during the period prior to the completion of the Transaction. Except as otherwise provided in this Retention Agreement, your acceptance of this offer (the “Retention Agreement”) shall rescind and replace all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention payment or benefit; provided, however, that this Retention Agreement shall not supersede any other agreements between Colfax and you, and any employment letter, severance agreement, change in control agreement, and/or restrictive covenant agreement to which you and Colfax are a party shall remain in full force and effect. Further, this Retention Agreement does not supersede or effect your ability for benefits under any severance plan.

1. Retention Bonus. In the event that (i) the Transaction is not consummated on or before the End Date, and (ii) you remain employed with Colfax or a Successor through the End Date, subject to the conditions provided in this Retention Agreement, then you shall receive a payment of $1,260,000.00 (your “Retention Bonus”), less applicable withholdings, to be paid in a lump-sum on the first regular payroll following the End Date (the “Payment Date”), subject to any applicable requirements of Internal Revenue Code §409A.

2. Payment of Retention Bonus Upon Termination. In the event that, prior to the End Date, (a) your employment is terminated with mutual consent by Colfax or a Successor, (b) Colfax or a Successor terminates your employment without Cause, or (c) upon your death, then Colfax or a Successor shall pay you (or your estate) the Retention Bonus, less applicable withholdings, to be paid in a lump-sum within sixty (60) days following your separation from employment. The payment of the Retention Bonus pursuant to this paragraph 2 shall be subject to and conditioned upon you (or your estate) delivering to Colfax or a Successor an executed copy of a general release of any and all claims you may have against Colfax or a Successor, its successors, assigns, affiliates, employees, officers, and directors, in form and substance satisfactory to Colfax or a Successor (the “Release”), the revocation period required by applicable law expiring without your revocation of the Release, and the Release becoming effective, enforceable, and irrevocable in accordance with its terms on or before the 60th day after the date of termination of employment.

3. Restricted Stock Unit Grant. Prior to April 30, 2021, Colfax will grant you an additional 17,422 Restricted Stock Units that will vest ratably over the three-year period from the date of grant (the “Retention Units”) and will be subject to the terms and conditions of the Colfax 2020 Omnibus Incentive Plan and applicable award agreement thereunder. This grant will be subject to you executing the award agreement and being employed by Colfax or a Successor on the date of grant.

4. Equity. In connection with the Transaction and in accordance with the agreements related thereto, all outstanding awards of Colfax equity held by you will be adjusted in accordance with the terms of the applicable long-term incentive compensation plan and applicable law. Performance Stock Units that are unvested and outstanding on the date of the consummation of the Transaction will either (i) be earned at target if the performance period is less than fifty percent (50%) complete as of the Transaction date or (ii) be earned at the then current performance (as of the Transaction date) if the performance period is fifty percent (50%) or more complete as of that date. Performance Stock Units will not fully vest until the end of the applicable performance period. In the event that (a) your employment is terminated with mutual consent by Colfax or a Successor, (b) Colfax or a Successor terminates your employment without Cause, or (c) upon your death, then, subject to your execution and non-revocation of a Release, (A) all unvested Non-Qualified Stock Options and unvested Restricted Stock Units will immediately become one hundred percent (100%) vested, and (B) you (or your estate) will be eligible to continue to vest all outstanding Performance Stock Units as if you were still employed by Colfax or a Successor.

5. Early Termination Provisions. You further understand that this Retention Agreement shall immediately terminate (an “Early Termination without a Retention Benefit”), and Colfax or a Successor shall be relieved of any obligation to provide the Retention Bonus or the Retention Units (to the extent they have not already been granted) to you or your estate if any of the following occurs prior to the Payment Date:

i.	the Transaction is consummated on or prior to the End Date;

ii.	you voluntarily terminate your employment with Colfax or a Successor without mutual consent by Colfax or a Successor;

iii.	you violate the confidentiality provisions contained in this Retention Agreement; or

iv.	Colfax or a Successor terminates your employment for Cause.

6. Termination of Retention Agreement. This Retention Agreement shall terminate on the earlier of (i) the date the Transaction is consummated; (ii) the date on which an Early Termination without a Retention Benefit occurs; or (iii) the Payment Date; provided, however, that the confidentiality provisions of this Retention Agreement and any obligations on the part of Colfax which arise under this Retention Agreement, or triggered under this Retention Agreement on the date of its termination, shall survive the termination of this Retention Agreement.

7. Assignment. You understand and agree that Colfax shall assign this Retention Agreement to any successor in interest to Colfax, whether by merger, reorganization, acquisition, sale or otherwise, to which you become employed (a “Successor”), and thereby require such Successor to expressly assume and agree to perform this Retention Agreement.

8. Employment. This Retention Agreement does not, in any way, constitute a contract or agreement guaranteeing your continued employment. Colfax reserves the right to terminate your employment at any time, with or without Cause or notice.

9. Confidentiality. You agree that you shall keep the terms of this Retention Agreement completely confidential, and that you shall not disclose any information concerning this Retention Agreement to anyone except your immediate family, financial advisor and/or attorney, each of whom shall be required to agree in advance to keep this information confidential and not disclose it to others.

10. Change in Control Agreement. You agree that for purposes of any Change in Control Agreement to which you are a party with Colfax, a “Change in Control” as defined in such agreement shall not be deemed to have occurred by virtue of the consummation of the Transaction and such Change in Control Agreement will remain in effect in accordance with its terms after consummation of the Transaction.

11. Modification. This Retention Agreement may be modified or amended only by a writing signed by both parties.

12. Governing Law. This Retention Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware, without regard to principles of conflicts of laws, except to the extent governed by federal law in which case federal law shall govern.

13. Definitions. For purposes of this Retention Agreement, the term:

“Cause” means you shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with Colfax or a Successor; (ii) intentional wrongful damage to property of Colfax or a Successor; (iii) intentional wrongful disclosure of secret processes or confidential information of Colfax or a Successor; (iv) an act or omission resulting in conviction of a criminal offense (other than minor traffic offenses); (v) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty; or (vi) any such act which shall have been materially harmful to Colfax or a Successor taken as a whole.

“End Date” shall mean December 31, 2022.

If you agree with the foregoing, please sign and date this Retention Agreement in the space provided for your signature, and return a signed copy to Patricia Lang prior to March 12, 2021.

We look forward to your continued employment with Colfax.

Sincerely,

Colfax Corporation

By:	/s/ Matthew L. Trerotola
Name:	Matthew L. Trerotola
Title:	President and Chief Executive Officer

Agreed to and accepted by:

/s/ Shyam Kambeyanda

Name: Shyam Kambeyanda